EXHIBIT 99.1

SENOMYX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL
RESULTS AND INITIATION OF NEW DIRECT SALES STRATEGY

Recent Highlights Include:

•                  New Direct Sales Strategy intended to accelerate and expand commercialization of Senomyx’s flavor ingredients

•                  2012 achievements include new regulatory approvals, significant progress in R&D, and market launch of a product incorporating Senomyx’s S6821 Bitter Blocker

•                  Ended year with approximately $42 million in cash and investments

SAN DIEGO, CA — March 15, 2013 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the fourth quarter and full year ended December 31, 2012. The Company ended 2012 with $41.8 million in cash and highly liquid investments.

The Company announced today that it is initiating a new direct sales strategy intended to accelerate Senomyx’s transformation into a profitable company by expanding its focus from discovery and development to commercialization.  Rather than relying solely on licensing collaborations for commercialization, Senomyx will sell certain of its flavor ingredients directly to flavor companies for re-sale to food and beverage companies, expanding the market and creating new opportunities to increase total usage of Senomyx’s products.

“Senomyx intends to leverage our proprietary taste discovery technologies to become a leading commercial provider of novel flavor ingredients to the flavor industry,” stated Kent Snyder, Chief Executive Officer of the Company.  “The direct sales strategy complements our existing collaborations, which are based on exclusive or co-exclusive commercialization licenses with our partners, who pay royalties to Senomyx.

“The new strategy is expected to allow Senomyx to have a greater role in the commercialization process and realize more value from our discoveries.  Having numerous flavor companies marketing our flavor ingredients is expected to enable deeper and broader penetration of the food and beverage industry.  Senomyx will focus on sales of our pure, also commonly referred to as ‘neat’, ingredients to flavor companies, who can then add value to the offerings by incorporating them into proprietary flavor systems for their customers,” Snyder said.

Senomyx has made progress towards implementing the direct sales strategy by proactively reacquiring rights to certain flavor ingredients to build its product portfolio.  The Company’s first product will be its S9632 sucrose modifier for use in non-alcoholic and powdered beverages.  In addition, Senomyx may also decide to directly commercialize its S6821 bitter blocker and several of its savory flavor ingredients to expand the product portfolio and further support the direct sales strategy.

“We are eager to move forward with our direct sales strategy,” Snyder commented.  “The timing is especially favorable for Senomyx’s marketing of S9632, a unique flavor ingredient that allows manufacturers to restore the flavor profile in their reduced-sugar products.  The growing consumer focus on health and wellness is continuing to increase the demand for foods and beverages with reduced calories.  We believe S9632 will allow Senomyx to capitalize on this demand by providing solutions for manufacturers seeking to create new offerings that meet these needs while maintaining the taste consumers enjoy.”

“2013 promises to be an exciting year for Senomyx as we build on the advances made during 2012 and initiate the new direct sales strategy announced today,” Snyder said.

In management news, Catherine (Katia) Tachdjian, Ph.D., has been promoted from Executive Director to Vice President, Chemistry.  Dr. Tachdjian received her Ph.D in Chemistry in 1989 from the University of Paris Sud (France), followed by a postdoctoral appointment at Texas A&M University.  Since 1993, Dr. Tachdjian has worked as a medicinal/lead optimization chemist contributing to the development of novel molecules and leading top-performing discovery teams at several biotechnology and pharmaceutical companies.

Dr. Tachdjian joined Senomyx in October 2003 and has played an important role in the success of the Savory, Bitter Blocker, and Sweet Taste programs.  Her efforts at Senomyx have led to approximately 35 issued patents and scientific publications.  “We appreciate the numerous significant contributions that Katia has made to Senomyx and welcome her to the management team,” Snyder stated.

Commercialization Updates:

Sweet Taste Program:  Senomyx has three sweet flavor modifiers that have received regulatory approvals and are available for commercialization.

S6973 can be used to restore the desired taste profile of foods and selected beverages in which sucrose has been reduced.  Products applicable for S6973 usage include virtually all food categories and selected beverages such as dairy beverages and ready-to-drink coffee and tea.  Firmenich is conducting commercialization activities with S6973 in the Americas, Southeast Asia, Africa, and Australia.  Market launches of retail products that incorporate S6973 have occurred in the U.S., Latin America, Asia, and South Africa.  These products span a variety of categories including ready-to-drink and powdered beverages, dairy products, and baked goods.  Products launched with S6973 are showing promising performance based on re-order patterns, and additional launches of products that utilize S6973 are expected during the year.

During the third quarter of 2012, S9632, a new sucrose modifier, was granted a Generally Recognized As Safe (GRAS) regulatory designation, which allows commercialization in the U.S. and other countries.  Like the S6973 sucrose modifier, S9632 can be used to restore the desired taste profile of products in which sucrose has been reduced; however, S9632 is applicable for a broader range of non-alcoholic beverages that includes powdered and concentrated beverages, along with ready-to-drink and powdered forms of dairy, coffee and tea products.  Firmenich has exclusive rights to commercialize S9632 for food applications and shares co-exclusive rights with Senomyx for powdered beverages.  Firmenich has started demonstrating the capabilities of S9632 to manufacturers for use within their licensed fields.  Senomyx intends to implement the direct sales strategy to sell S9632 to flavor companies for end-use in non-alcoholic beverages and powdered beverages.

S2383 can be used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced.  Firmenich is currently commercializing S2383 for use in all food and beverage product categories.  Products that contain S2383 are being marketed in North America and Latin America.  Follow-on launches are being planned by manufacturers that currently use S2383 in their products, and additional product development work for potential usage of S2383 in a variety of products is underway.

Savory Taste Program:   Senomyx’s Savory Flavors are intended to reduce or replace added monosodium glutamate (MSG) in foods.  Each of the Savory Flavors provides a distinct new savory taste sensation.  The Savory Flavors are very versatile and can be combined with other ingredients to create unique new flavor blends.  They can be used in a variety of food products including sauces, frozen foods, cooking aids, soups, and snack foods.

Sales and product launches of new and reformulated established products that contain a Senomyx Savory Flavor are being conducted by two Senomyx partners, both of which are global food companies.  The marketed products have been launched into the retail, industrial, and food service channels in selected countries within Africa, Asia, Latin America, and the Middle East, with additional product launches expected during this year.  Four of the Savory Flavors will be considered legal for use in European Union countries as of end-April 2013.  Senomyx’s partners for this program are exploring further opportunities to expand their customer bases and increase the number of product offerings.

Bitter Blockers Program:  Senomyx’s Bitter Blockers are intended to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  During the fourth quarter of 2012, Senomyx announced that a Company partner had initiated its first market launch of a retail product incorporating S6821 in a country in Southeast Asia.  Marketing is continuing and the partner is currently evaluating the use of S6821 in additional products and geographies.  S6821 has demonstrated activity against bitter-tasting ingredients such as soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia), which are used in foods and beverages.

Discovery & Development Program Updates:

Sweet Taste Program:  Senomyx is conducting development activities in support of regulatory filings for S617, a unique new flavor modifier intended to be used to restore the desired taste profile of products in which either high fructose corn syrup (HFCS) or sucrose has been reduced.  Taste tests have demonstrated that S617 allows a very meaningful reduction of HFCS and sucrose in product prototypes while maintaining the desired sweet taste.  Evaluations of S617 in a variety of products of interest are underway.  Definitive safety studies, as well as additional regulatory-focused activities, are ongoing.  In addition, Senomyx is continuing to optimize multiple potential new sweet flavor modifiers that have desirable properties for restoring the flavor profile in reduced-sweetener products.

The goal of the Natural High Intensity Sweetener component of Senomyx’s Sweet Taste Program is to discover and develop novel no- or low-calorie natural high intensity sweeteners.  The Company continues to make good progress with these efforts. Ongoing activities include further expansion of Senomyx’s natural products library, high-throughput screening of these plant-derived samples, and taste tests of samples of interest.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that have advantages over currently available agents such as menthol.  Senomyx has identified several sample classes of new cooling agents that demonstrate a taste proof-of-concept and display preferred cooling properties, and the Company is in the early stages of the development process with a new cooling agent. Firmenich has exclusive commercialization rights for new flavors developed under the Cooling Taste Program and is currently evaluating additional cooling agents for potential future development.

Salt Taste Program:  The goal of Senomyx’s Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This program is an important research focus for the Company’s longer-term pipeline.  Current activities include targeted analytical approaches to discover specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  Senomyx has assembled a proprietary database of proteins found in taste buds and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.  In addition, the Company is currently focusing a greater effort on a smaller subset of proteins that includes potential lead receptor candidates.

Intellectual Property:  Senomyx continues to be diligent in seeking protection for its intellectual property.  As of December 31, 2012, the Company is the owner or exclusive licensee of 354 issued patents and several hundred pending patent applications in the U.S., Europe, and elsewhere related to proprietary taste science technologies.

Financial Review:

The Company has modified the presentation of its statements of operations.  Historically, commercial revenues have been presented net of related direct costs, which to date have been comprised of royalty payments related to certain in-licensed technologies.  Effective with these 2012 financial results and for previous periods to which these results are compared, the related direct costs will be reported as a component of operating expenses defined as cost of commercial revenues.  This modification does not have an impact on cash flow or net results.  The financial results described below reflect this modification.

Total revenues were $31.3 million for 2012 compared to $31.6 million for 2011.  Total revenues were $8.2 million for the fourth quarter of 2012 compared to $8.6 million for the fourth quarter of 2011.

Development revenues were $27.0 million in 2012 compared to $28.2 million in 2011.  Development revenues were $6.7 million in the fourth quarter of 2012 compared to $7.7 million in the fourth quarter of 2011.  The decrease in the fourth quarter is primarily due to lower upfront license fee revenues recognized in 2012 compared to 2011.  Specifically, the Company recognized approximately $200,000 and $900,000 in the fourth quarter of 2012 and 2011, respectively, related to the $20 million in license payments under the 2009 Sweet Program collaboration with Firmenich.  There was no impact to cash flow as the license payments were received prior to 2011.

Commercial revenues were $4.3 million for 2012 compared to $3.4 million for 2011.  Commercial revenues were $1.5 million for the fourth quarter of 2012 compared to $940,000 for the fourth quarter of 2011. These increases resulted from higher commercial revenues related to our Savory Taste and Sweet Taste programs, as well as royalties from sales related to the market launch of a product containing a flavor ingredient from our Bitter Blocker program.

Costs of commercial revenues were $303,000 for 2012 compared to $219,000 for 2011.  Costs of commercial revenues were $100,000 for the fourth quarter of 2012 compared to $66,000 for the fourth quarter of 2011.  These increases are consistent with the corresponding increases in commercial revenues.  These amounts are comprised entirely of royalty payments related to certain in-licensed technologies.

Research and development expenses, including stock-based compensation expense, were relatively flat at $28.6 million for 2012 compared to $28.7 million for 2011.  Research and development expenses, including stock-based compensation expense, were $7.2 million for the fourth quarter of 2012 compared to $7.1 million for the fourth quarter of 2011.

General and administrative expenses, including stock-based compensation expense, were relatively flat at $11.6 million for 2012 compared to $11.5 million for 2011.  General and administrative expenses, including stock-based compensation expense, were $3.1 million for the fourth quarter of 2012 compared to $3.2 million for the fourth quarter of 2011.

The net loss for 2012 was $0.23 per share, compared to $0.22 per share for 2011.  The net loss for the fourth quarter of 2012 was $0.06 per share compared to a net loss of $0.04 per share for the fourth quarter of 2011.

Financial Outlook:

“Senomyx ended 2012 with a healthy balance sheet, including nearly $42 million in cash and no debt.  For the full year 2012, the Company delivered results in-line with financial guidance,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

For the full year 2013, Senomyx expects:

•                                          Total revenues of $31 million to $34 million

•                                          Total operating expenses of $41 million to $43 million, of which approximately $4 million is non-cash, stock-based compensation expense

•                                          Net loss of $8 million to $10 million

•                                          Basic and diluted net loss of $0.20 to $0.25 per share

•                                          Year-end cash, cash equivalents and investments available for sale balance greater than $30 million

Revenues:

“We expect development revenues in 2013 will be comprised of approximately $19 million in committed R&D funding and license fee revenues from existing collaborations, and we anticipate $6 million to $9 million in additional license fees, R&D funding, milestones and cost reimbursements,” Rogers noted.

“We forecast the vast majority of 2013 commercial revenues to be based on existing collaboration agreements.  While it remains difficult to forecast commercial revenues due to uncertainties around product launch timing, the number of product lines that will include our flavor ingredients, and other factors, we are currently estimating 2013 commercial revenues to be approximately $6 million.

“2013 should prove to be a transitional year for Senomyx as we implement our direct sales strategy,” Rogers stated.  “While direct sales are not expected to yield significant results in 2013, our goal is for direct sales to be a key driver of meaningful commercial revenues in future years.

Expenditures:

“Looking at expenditures, as we consider our resource requirements over the next several years for R&D, G&A and Commercial Operations, excluding the cost of commercial revenues, we expect we will be able to manage our expenses to be generally in-line with our 2013 expense guidance range, subject to quarterly fluctuations and increases for inflation.   With respect to the expanded commercial organization activities in support of our direct sales strategy, many of the functions will be handled by existing Senomyx personnel.  In other cases, such as supply chain and account management, we will add dedicated resources to support these functions.  We expect that our costs of commercial revenues will be comprised of royalty payments related to in-licensed technologies and the cost of goods sold related to our direct sales strategy.  As we increase commercial revenues, these expenses will increase accordingly,” Rogers added.

Cash Balance:

“We continue to maintain a keen focus on our cash balance and cash requirements.  Based on our strong balance sheet, which includes approximately $42 million in cash and no debt, as well as approximately $15 million in additional cash commitments from collaborators; and considering our long-range financial expectations, we do not have plans to raise additional capital from investors to fund existing operations,” Rogers added.

In addition to its year-end cash balance, the Company has potential future sources of cash including the following:

•                                          $15 million in commitments from current collaborators for research and development funding, license fees and milestones achieved

•                                          $24 million in potential milestone payments under current collaborations

•                                          $22 million related to extension options under current collaborations

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (888) 680-0892, and international callers should dial (617) 213-4858, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 74341080.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PLQBV9XBC. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

Presentation slides that will be referenced during the call are available in PDF format at http://investor.senomyx.com.  The archived webcast and slides will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

Senomyx Glossary:

SWEET TASTE PROGRAM

Sweet Flavor Modifiers S2383	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced
S6973	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced
S9632	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced
S617	Flavor ingredient with modifying properties that is intended to restore the desired taste profile of products in which both high fructose corn syrup (HFCS) and sucrose have been reduced

SAVORY TASTE PROGRAM

Savory Flavors S336, S807, S263, S976, S9229, S5456	Flavor ingredients that are very versatile and can be used to create new savory blends

BITTER BLOCKERS PROGRAM

Bitter Blockers S6821, S7958

Flavor ingredients with modifying properties that are used in foods and beverages to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)

COOLING TASTE PROGRAM

Cooling Agents	Flavor ingredients intended to overcome the limitations of currently available agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in a new effort to discover and develop natural high-potency sweeteners.  Senomyx sells its flavor ingredients directly to flavor companies.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Its corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition for 2013 and future periods; the anticipated funding under existing collaboration agreements; the anticipated benefits of Senomyx’s direct sales strategy; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, including S6973, S2383, S9632, S6821 and our Savory Flavors; whether the research under the Company’s sweet taste research program, including ongoing safety studies and other regulatory-focused activities for S617, will be successful and lead to the commercialization of any new flavor ingredients or natural sweeteners; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation ongoing research to evaluate and potentially develop new Bitter Blockers and Cooling Agents, as well as our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx has no experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales strategy; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues; Senomyx is currently dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may not be able to establish new collaborations or other business arrangements and/or maintain existing collaborations on acceptable terms;  large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; development activities for newer flavor ingredients, including S617, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers	Gwen Rosenberg
Senior Vice President and	Vice President, Investor Relations &
Chief Financial Officer	Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

###

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)
Revenues:
Development revenues	$6,734	$7,669	$26,981	$28,182
Commercial revenues	1,450	940	4,332	3,372
Total revenues	8,184	8,609	31,313	31,554

Operating expenses:
Cost of commercial revenues	100	66	303	219
Research and development (including $514, $452, $1,876 and $2,129, respectively, of non-cash stock-based compensation)	7,186	7,058	28,644	28,687
General and administrative (including $662, $682, $2,594 and $2,678, respectively, of non-cash stock-based compensation)	3,121	3,171	11,619	11,500
Total operating expenses	10,407	10,295	40,566	40,406

Loss from operations	(2,223)	(1,686)	(9,253)	(8,852)

Other income	10	29	67	128

Net loss	$(2,213)	$(1,657)	$(9,186)	$(8,724)

Basic and diluted net loss per share	$(0.06)	$(0.04)	$(0.23)	$(0.22)

Weighted average shares used in computing basic and diluted net loss per share	40,100	39,752	39,956	39,571

Condensed Balance Sheets

(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$41,823	$55,106
Other current assets	3,547	3,140
Property and equipment, net	7,910	9,400
Total assets	$53,280	$67,646

Accounts payable, accrued expenses and other current liabilities	$6,538	$6,117
Deferred revenues	15,580	25,282
Deferred rent	1,321	1,426
Leasehold incentive obligation	4,113	5,100
Stockholders’ equity	25,728	29,721
Total liabilities and stockholders’ equity	$53,280	$67,646